Exhibit 99.1

newsrelease

Headquarters Office

13737 Noel Road, Ste. 100

Dallas, TX 75240

tel: 469.893.2000

fax: 469.893.8600

www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Comments on OIG’s Potential Exclusion

of Alvarado Hospital in San Diego from Medicare Program

DALLAS – May 8, 2006 – Tenet Healthcare Corporation (NYSE: THC) today issued the following statement regarding a news release issued Monday afternoon by the Office of Inspector General of the U.S. Department of Health and Human Services saying that the OIG may seek to exclude Alvarado Hospital Medical Center in San Diego and the Tenet subsidiary that owns the hospital from participation in Medicare, Medicaid and other federal health care programs.

“We have explained to the OIG that excluding this hospital from the Medicare program would be unfair and unwarranted. It could ultimately force Alvarado Hospital Medical Center to close, thus eliminating the jobs of hundreds of health care workers and reducing needed access to care for the communities of eastern San Diego County.”

“We have been attempting in good faith to resolve the Alvarado matter with the federal government. We believe that nothing in the hospital’s practice of recruiting physicians to eastern San Diego County warrants a forced sale or closure of the hospital – especially given the lack of any evidence that any physician compromised his or her medical judgment when referring a patient to Alvarado. Two trials in San Diego have ended after both juries deadlocked on whether anyone at

Alvarado intended to violate the law regarding physician relocation agreements. Despite this unfortunate action by the OIG, we will continue to discuss an overall resolution and we hope to reach an equitable result.”

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services. Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service. Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.